Exhibit 4.4

AMENDED AND RESTATED PROMISSORY NOTE #1

$2,000,000.00April 3, 2020

Trumbull, Connecticut

FOR VALUE RECEIVED, the undersigned, VERMILLION, INC., a Delaware corporation authorized to conduct business in the State of Connecticut, with an office and principal place of business located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738 (the “Applicant”), promises to pay to the order of the STATE OF CONNECTICUT, acting by and through its DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT (“State”), at its office at 505 Hudson Street, Hartford, Connecticut 06106 or at such other place as the holder hereof (including State, hereinafter referred to as “Holder”) may designate, the sum of  TWO MILLION 00/100 DOLLARS ($2,000,000.00) or such lesser amount as may be due and payable to State under the terms and conditions of that certain Assistance Agreement dated March 22, 2016, as amended by a First Amendment to Assistance Agreement dated March 7, 2018, and as further amended by Second Amended and Restated Agreement of even date herewith by and between Applicant and State (collectively, the “Assistance Agreement”), the terms of which are incorporated by reference herein, together with interest on the unpaid balance of this Note at the rate set forth in Section 2(a) hereof, which interest shall be computed and payable as set forth therein, together with all taxes levied or assessed on this Note or the debt evidenced hereby against the Holder, and together with all reasonable costs, expenses and reasonable attorneys’ and other reasonable professionals’ fees incurred in any action to collect and/or enforce this Note or to enforce, protect, preserve, defend, realize upon or foreclose any security agreement, or other agreement securing or relating to this Note, including without limitation, all reasonable costs and expenses incurred to enforce, protect, preserve, defend or sustain the lien of said security agreement, or other agreement or in any litigation or controversy arising from or connected in any manner with said security  agreement, or other agreement, or this Note.  Applicant further agrees to pay all reasonable costs, expenses and reasonable attorneys’ and other reasonable professionals’ fees incurred by Holder in connection with any “workout” or default resolution negotiations involving legal counsel or other professionals and further in connection with any re-negotiation or restructuring of the indebtedness evidenced by this Note.  Any such costs, expenses and/or fees remaining unpaid after demand therefor, may, at the discretion of the Holder, be added to the principal amount of the indebtedness evidenced by this Note.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Assistance Agreement.

This Note has been executed and delivered subject to the following terms and conditions:

1. Lawful Interest.  Notwithstanding any provisions of this Note, it is the understanding and agreement of the Applicant and Holder that the maximum rate of interest to be paid by Applicant to Holder shall not exceed the highest or the maximum rate of interest permissible to be charged under the laws of the State of Connecticut. Any amounts paid in excess of such rate shall be considered to have been payments in reduction of principal.

2. Payments of Principal and Interest.

(a) The principal amount of this Note shall bear interest at a rate of two percent (2%) per annum (the “Loan Interest Rate”) commencing on the date on which the initial advance in respect of the Loan is funded (the “Advancement Date”).  Commencing on the first day of the second month following  the Advancement Date, which  was April 15, 2016, and continuing on the same day of each and every month thereafter until the date which is ten (10) years from the first day of the month following the Advancement Date (the “Maturity Date”), and so long as no Instance of Default shall have occurred and remains uncured past any applicable cure period, principal and interest under this Note shall be payable in one hundred twenty (120) equal monthly installments in such a manner as to fully amortize the Loan over the remaining term of this Note.

(b) The entire indebtedness under this Note, including, all outstanding principal (including amounts not forgiven or repaid), accrued and unpaid interest, if any, and any other obligations due hereunder or under the Assistance Agreement, shall be due and payable in full on the Maturity Date.

(c) Payments in respect of this Note shall be made payable to “The State of Connecticut, Department of Economic and Community Development”.

1.   Late Charge.  In the event Applicant fails to pay any installment of principal and/or interest within fifteen (15) days of the date when said amount was due and payable, without in any way affecting the Holder’s right to accelerate this Note, a late charge equal to five percent (5.00%) of such late payment shall, at the option of Holder, be assessed against Applicant and be due upon demand by the Holder.

4.Prepayments.  The Applicant may prepay principal of this Note, in whole or in part, at any time without penalty or premium.  Any and all prepayments shall be applied first to accrued and unpaid interest and then to unpaid principal in the inverse order of maturity, and shall not affect the obligation of Applicant to pay the regular installments required hereunder until the entire indebtedness has been paid except as otherwise provided in the Assistance Agreement.

5.Instances of Default.  The Applicant agrees that the occurrence of an Instance of Default under the Assistance Agreement shall constitute an “Instance of Default” hereunder.  Upon the occurrence of any Instance of Default, which remains uncured past any applicable cure period, if any, the entire indebtedness with accrued interest thereon and any other sums due under this Note, shall, at the option of the Holder, become immediately due and payable without presentment or demand for payment, notice of non-payment, protest or any other notice or demand of any kind, all of which are expressly waived by the Applicant.  Failure to exercise such option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.  Upon the occurrence of any Instance of Default the interest rate shall increase to fifteen per cent per annum (15%) (the “Default Rate”) and liquidated damages may be assessed in accordance with Section 4.2(C)(3) of the Assistance Agreement.

6.No Waiver.  No delay or omission by Holder in exercising any rights hereunder, nor failure by the Holder to insist upon the strict performance by Applicant of any terms and provisions herein shall operate as or be deemed to be a waiver of such right, any other right hereunder, or any terms and provisions herein, and the Holder shall retain the right thereafter to insist upon strict performance by the Applicant of any and all terms and provisions of this Note or any document securing the repayment of this Note.  No waiver of any right shall be effective unless in writing and signed by Holder, nor shall a waiver on one occasion be considered as a bar to, or waiver of, any such right on any future occasion.

7.Prejudgment Remedy and Other Waivers.  APPLICANT ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES APPLICANT’S RIGHTS TO NOTICE AND HEARING, OR THE ESTABLISHMENT OF A BOND, WITH OR WITHOUT SURETY, UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH HOLDER MAY DESIRE TO USE, AND FURTHER WAIVES DILIGENCE, DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST AND NOTICE OF PROTEST, AND NOTICE OF ANY RENEWALS OR EXTENSIONS OF THIS NOTE, AND ALL RIGHTS UNDER ANY STATUTE OF LIMITATIONS. THE APPLICANT ACKNOWLEDGES THAT APPLICANT MAKES THESE WAIVERS KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER. THE APPLICANT FURTHER ACKNOWLEDGES THAT THE LENDER HAS NOT AGREED WITH OR REPRESENTED TO APPLICANT OR ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

8.Jury Waiver.  THE APPLICANT HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF YOUR RIGHTS AND REMEDIES, INCLUDING WITHOUT LIMITATION, TORT CLAIMS. THE APPLICANT ACKNOWLEDGES THAT APPLICANT MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER. THE APPLICANT FURTHER ACKNOWLEDGES THAT THE LENDER HAS NOT AGREED WITH OR

REPRESENTED TO APPLICANT OR ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.Miscellaneous.  The provisions of this Note shall be binding upon the Applicant, its successors and assigns and shall inure to the benefit of Holder, its successors and assigns.  If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provision shall be deemed ineffective and the remainder of this Note shall not be affected.  This Note shall be governed by and construed in accordance with the laws of the State of Connecticut (but not its conflicts of law provisions).

10. Security. This Note is secured by a Security Agreement and Patent Security Agreement between Applicant and the State.

VERMILLION, INC.
By:	/s/ Valerie B. Palmieri
Valerie B. Palmieri
Its President and CEO
Duly Authorized
Dated: April 3, 2020